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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2006

Celsion Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-14242	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-L Old Columbia Road, Columbia, Maryland	21046-1705
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (410) 290-5390

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.135-4(c))

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 1.01. Entry in a Material Definitive Agreement

On December 21, 2006 Celsion Corporation (“Celsion” or the “Company”) announced that it had entered into an employment agreement (the “Agreement”) with Mr. Michael H. Tardugno in connection with his appointment, effective January 3, 2007 (the “Effective Date”), as President, Chief Executive Officer and a member of the Board of Directors (the “Board”) of the Company. A copy of the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The following summary of the terms of the Agreement is qualified in its entirety by the actual terms and conditions of the Agreement.

Pursuant to the Agreement, Mr. Tardugno will receive an initial annual base salary of $310,000, subject to annual adjustment by the Board or its Compensation Committee (the “Base Salary”). Mr. Tardugno also is eligible for an annual performance bonus from the Company. The amount of such bonus will be determined by the Board or its Compensation Committee and will not exceed 60% of current Base Salary except pursuant to a specific finding by the Board or the Compensation Committee that a higher percentage is appropriate. The Company will provide Mr. Tardugno with a relocation allowance in the amount of $140,000. In addition, on the Effective Date Mr. Tardugno will receive a grant of nonstatutory options to purchase 430,000 shares of the Company’s Common Stock, which will vest in four equal installments on the first, second, third and fourth anniversaries of the Effective Date. If the Agreement is terminated by the Company prior to the first anniversary of the Effective Date other for “cause” (as defined in the Agreement) or on account of death or disability, the first installment will vest on the termination date. Once vested, these options will be exercisable for a period of ten years, measured from the Effective Date, at a price per share equal to the closing price of the Common Stock on The American Stock Exchange on the Effective Date.

In the event (A) that the Company terminates the Agreement other than for “cause” (as defined in the Agreement) or upon death or disability or (B) Mr. Tardugno terminates the Agreement upon the occurrence of (i) a material adverse change in his duties or authority; (ii) a “prohibited event” (as described below); (iii) a bankruptcy filing or similar action by or against the Company; or (iv) another material breach of the Agreement by the Company (a “Triggering Event”), Mr. Tardugno will be entitled to receive a severance payment equal to his base annual salary at the time of termination (the “Reference Amount”). In the event of termination of his employment upon a Triggering Event within two years following a “Change in Control” (as described below), or, if within such two-year period (i) there is a material adverse change in his compensation or benefits, or (ii) any successor to the Company does not assume the Company’s obligation under the Agreement, and he terminates his employment, Mr. Tardugno also is entitled to a severance payment equal to the Reference Amount. The Agreement also provides that such severance is payable upon a Change in Control if Mr. Tardugno elects to terminate employment commencing with the sixth and ending with the 12th month following the Change in Control. Under the Agreement, a “Change of Control” is deemed to occur (i) if any person becomes the direct or indirect beneficial owner of more than 40% of the combined voting power of the Company’s then-outstanding securities; (ii) there is a change in a majority of the directors in office; (iii) the Company engages in a merger, asset sale, tender offer or other transaction after which the holders of the Company’s voting securities before the transaction do not continue to hold at least 50% of the voting securities of the Company or its successor after the transaction; or (iv) upon the complete liquidate or dissolution of the

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Company or the disposition of substantially all of its assets. The Agreement also contains customary confidentiality and other provisions.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 21, 2006, the Company issued a press release announcing the appointment, effective January 3, 2007, of Michael H. Tardugno, to the positions of President, Chief Executive Officer and member of the Company’s Board. Mr. Tardugno will serve as President and Chief Executive Officer pursuant to a three-year Employment Agreement and in connection therewith will be appointed as a member of the Board. A copy of the Company’s press release is attached hereto as Exhibit 99.2 and incorporated by reference into this Item 5.02.

A description of the Employment Agreements appears in Item 1.01 of this Current Report on Form 8-K, and a copy of the Agreement is attached as Exhibit 99.1.

In connection with the appointment of Mr. Tardugno, effective January 3, 2007, Mr. Anthony P. Deasey will relinquish his position as Interim President and Chief Executive Officer but will continue his employment as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Employment Agreement, effective January 3, 2007, between Celsion Corporation and Mr. Michael H. Tardugno.

99.2	Press Release issued by Celsion Corporation on December 21, 2006, announcing the appointment of Mr. Michael H. Tardugno as President, Chief Executive Officer and a member of the Board of Directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: December 21, 2006	By:	/s/ Anthony P. Deasey
Interim President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description
99.1	Employment Agreement, effective January 3, 2007, between Celsion Corporation and Mr. Michael H. Tardugno.

99.2	Press Release issued by Celsion Corporation on December 21, 2006, announcing the appointment of Mr. Michael H. Tardugno as President, Chief Executive Officer and a member of the Board of Directors. .

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